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                                                                 Exhibit 10.14


LANVISION SYSTEMS, INC.

Schedule of Directors Compensation

The Company currently pays its independent directors as follows: (i) an annual retainer of $5,000, paid in two equal installments of $2,500; (ii) $1,000 for each regularly scheduled Board meeting attended; and (iii) $1,000 per day for each special meeting or committee meeting attended on days when there are no Board meetings. In addition, each independent Director will be granted 15,000 Nonqualified Stock Options upon first being appointed or elected to the Board, and incumbent directors will be granted 10,000 Nonqualified Stock Options annually. Mr. Patsy, as an officer of the Company, is not separately compensated as a Director of the Company.




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